Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of December 1, 2024, by and between Nature’s Miracle Incorporated, a Delaware corporation (the “Company”), and Daphne Huang, an individual (the “Executive”). The term “Company” as used herein with respect to all obligations of the Executive and all obligations of the Company hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

The Executive desires to be employed by the Company during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts the position of Chief Financial Officer of the Company (the “Employment”).

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be three years, commencing on December 1, 2024 (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the three-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto a one-month prior written notice to terminate the Employment prior to the expiration of the then current term or unless terminated earlier pursuant to the terms of this Agreement.

3.	PROBATION

There is no probationary period.

4.	DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned by the Company’s Chief Executive Officer (“CEO”) and the board of directors (the “Board”). The Executive will report directly to the Company’s CEO.

The Executive shall devote all of her working time, attention and skills to the performance of her duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the bylaws of the Company, as may be amended form time to time (the “Charter”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

5.	NO BREACH OF CONTRACT

The Executive shall use her best efforts to perform her duties hereunder. The Executive shall not, without prior consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that directly or indirectly competes with the Company (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Company shall have the right to require the Executive to resign from any board or similar body which she may then serve if the Board reasonably determines, and notifies the Executive in writing, that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its subsidiaries or affiliates.

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any member of the Group pursuant to applicable law of the jurisdiction where the Executive is based, if any; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out her duties hereunder; and (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity.

6.	LOCATION

The Executive will be based in New York City, NY, Los Angeles, CA, and Toledo, OH area until both parties hereto agree to change otherwise. The Executive acknowledges that she may be required to travel from time to time in the course of performing her duties for the Company.

7.	COMPENSATION AND BENEFITS

(a)	Compensation. The Executive’s cash compensation (inclusive of any statutory social welfare reserves that the Company may be required to set aside for the Executive under applicable law) shall be provided by the Company (“Schedule A”) or as specified in a separate agreement between the Executive and the Company’s designated subsidiary or affiliated entity, subject to annual review and adjustment by the Company or the compensation committee of the Board. The cash compensation may be paid by the Company, a subsidiary or affiliated entity or a combination thereof, as designated by the Company from time to time.

(b)	Equity Incentives. The Company will grant the Executive a one-time equity award of 100,000 restricted shares. These shares will vest evenly over a two-year period, contingent upon the Executive’s continued employment with the Company.

(c)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.In addition, the Executive is eligible for annual cash and stock bonuses, subject to the approval of the Compensation Committee.

8.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if the Executive (1) commits any serious or persistent breach or non-observance of the terms and conditions of the Employment; (2) is convicted of a criminal offence other than one which, in the reasonable opinion of the Board, (a) does not affect the Executive’s position as an employee of the Company, bearing in mind the nature of the Executive’s duties and the capacity in which the Executive is employed or (b) is the result of the Company’s or the Board’s unlawful acts or failure to act; (3) willfully disobeys a lawful and reasonable order of federal, state, or local court, agency or other governmental body of competent jurisdiction; or (4) misconducts herself, commits fraud of dishonest acts and such conduct is inconsistent with the due and faithful discharge of the Executive’s material duties hereunder.

(b)	By the Executive. The Executive may terminate the Employment at any time with a 1-month prior written notice to the Company or by payment of 1 month’s salary in lieu of notice. In addition, the Executive may resign prior to the expiration of the Agreement or agree to an alternative arrangement with respect to the Employment if such arrangement is approved by the Board.

(c)	Notice of Termination. Any termination of the Executive’s Employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party in accordance with the provisions of Section 20 below. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of her Employment and after termination of the Executive’s Employment under this Agreement, to hold in the strictest confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group, its affiliates, their clients, customers or partners, and the Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Group on whom the Executive called or with whom the Executive became acquainted during the term of her Employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors, and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Executive by or obtained by the Executive from the Company, its affiliates, or their clients, customers, or partners, either directly or indirectly, in writing, orally or by drawings or observation of parts or equipment, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with her work or using the facilities of the Company are property of the Company and subject to inspection by the Company, at any time. Upon termination of the Executive’s Employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to her work with the Company and will provide prompt written certification of her compliance with this Agreement. Under no circumstances will the Executive have, following her termination, in her possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that she has not and will not, during the term of her Employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence, or (ii) bring into any premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s Employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Company shall have right to seek remedies permissible under applicable law.

10.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	NOTIFICATION OF NEW EMPLOYER

In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to her new employer about her post-Employment rights and obligations under this Agreement.

12.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Company without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, assignee or transferee and such successor, assignee or transferee shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, other than any such agreement under any employment agreement entered into with a subsidiary of the Company at the request of the Company to the extent such agreement does not conflict with any of the provisions herein. The Executive acknowledges that she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

15.	REPRESENTATIONS AND COVENANTS

The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to her Employment by the Company. The Executive has not entered into, and hereby agrees that she will not enter into, any oral or written agreement in conflict with this Section 15. The Executive represents that the Executive will consult her own consultants for tax advice and is not relying on the Company for any tax advice with respect to this Agreement or any provisions hereunder.

During your Employment the Company agrees to indemnify and hold harmless Executive against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by Executive) caused by or arising out of (i) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by the Company to Executive, or the omission or the alleged omission by the Company to state to Executive a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Company by a third party consultant and the Company has no knowledge that any such information is a misrepresentation, untrue or false), (ii) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in any document furnished to Executive, or the omission or the alleged omission by the Company to state in the documents furnished to Executive a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Company for use in the documents furnished to Executive, (iii) any breach or alleged breach of any representation, warranty or covenant made by the Company during your employment, or (iv) the Company’s bad faith, gross negligence or willful misconduct in providing Executive with accurate information to perform your duties and obligations as Executive as required by any state, federal and/or other regulatory authority. The Company agrees to reimburse Executive for any reasonable expense (including reasonable fees and expenses of counsel and paralegals) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by Executive at then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any federal, state, county or other court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by Executive of any obligation for which Executive are indemnified hereunder. The foregoing indemnifications include and are not limited to any liability based on Section 304 and all other applicable sections of the Sarbanes-Oxley Act, as amended. These Section 15 indemnifications shall survive the termination of this Agreement for any reason. In the event the Company breaches this Section 15 indemnifications, the Executive shall have right to seek remedies permissible under applicable law.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

17.	ARBITRATION

Any dispute arising out of, in connection with or relating to, this Agreement shall be resolved through arbitration pursuant to this Section 17. The arbitration shall be conducted in New York in accordance with the rules of the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award.

18.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

19.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) sent by facsimile or email listed below each party’s signature to this Agreement (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (ii) delivered by hand, (iii) otherwise delivered to the mailing address listed below each party’s signature to this Agreement against receipt therefor, or (iv) sent by a recognized courier with next-day or second-day delivery to the mailing address listed below each party’s signature to this Agreement or to the last known address of the other party.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Nature’s Miracle Incorporated,

By:	/s/ Tie “James” Li
Name:	Tie “James” Li
Title:	Chairman & CEO

Mailing Address: E. Guasti Road, Suite 175, Ontario, CA

Facsimile:

Email Adress: [XXXXXXXXXX]

Executive

Signature:	/s/ Daphne Huang
Name:	Daphne Huang
Title:	CFO

Email Adress: [XXXXXXXXXX]

[Signature Page to Employment Agreement]

Schedule A

Annual compensation is 280,000 USD per annum.